Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer

(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS

FIRST QUARTER 2009 FINANCIAL RESULTS

SAN DIEGO, CA May 11, 2009 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the first quarter ended March 31, 2009.

ACADIA reported a net loss of $15.0 million, or $0.40 per common share, for the first quarter of 2009 compared to a net loss of $16.4 million, or $0.44 per common share, for the first quarter of 2008. The net losses for the first quarters of 2009 and 2008 included $575,000 and $836,000, respectively, in non-cash, stock-based compensation expense.

At March 31, 2009, ACADIA’s cash, cash equivalents, and investment securities totaled $46.4 million compared to $60.1 million at December 31, 2008. Following the end of the first quarter, ACADIA received an upfront cash payment of $30 million under the terms of its collaboration with Biovail Laboratories International SRL, which was established in early May 2009.

“The beginning of 2009 has been a highly productive period for ACADIA, highlighted by the formation of two important new collaborations with Biovail and Meiji Seika, and the completion of enrollment in our first pivotal Phase III trial with pimavanserin in patients with Parkinson’s disease psychosis,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “We believe that ACADIA is well positioned to continue to advance our promising portfolio of product candidates that provide us with multiple product and commercial opportunities.”

Revenues totaled $374,000 for the first quarter of 2009 compared to $806,000 for the first quarter of 2008. This decrease was primarily due to lower revenues from ACADIA’s collaborations with Allergan and its agreements with other parties.

Research and development expenses totaled $12.6 million for the first quarter of 2009, including $221,000 in stock-based compensation, compared to $15.2 million for the first quarter of 2008, including $415,000 in stock-based compensation. The decrease in research and development expenses was primarily due to approximately $3.9 million in decreased personnel and other costs associated with the research and development organization following ACADIA’s restructuring in August 2008, offset in part by $1.3 million in increased external service costs. External service costs totaled $9.1 million for the first quarter of 2009 and were primarily comprised of development costs for pimavanserin.

General and administrative expenses totaled $3.0 million for the first quarter of 2009, including $354,000 in stock-based compensation, compared to $3.3 million for the first quarter of 2008, including $421,000 in stock-based compensation. The decrease in general and administrative expenses was primarily due to decreased personnel and other administrative costs resulting from ACADIA’s restructuring, offset in part by increased external expenses.

Net interest income decreased to $167,000 for the first quarter of 2009 from $1.3 million in the comparable quarter of 2008 due to decreased yields on ACADIA’s investment security portfolio and lower average levels of cash and investment securities.

ACADIA anticipates that its cash, cash equivalents and investment securities will be greater than $40 million at December 31, 2009, and that its existing cash resources and payments from its collaborations will be sufficient to fund its operations at least into the first half of 2011.

First Quarter 2009 and Recent Highlights

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ACADIA announced completion of enrollment in the first pivotal Phase III trial of pimavanserin in patients with Parkinson’s disease psychosis (PDP) in early May 2009. Top-line results from this trial are expected to be reported by the end of the third quarter of 2009.

•

ACADIA is continuing to enroll patients in the second pivotal Phase III trial of pimavanserin in patients with PDP. ACADIA also is continuing to conduct an open-label safety extension study pursuant to which eligible patients who have completed either of the two pivotal Phase III trials have the opportunity to enroll if, in the opinion of the physician, a patient may benefit from continued treatment with pimavanserin.

•

ACADIA established a collaboration with Biovail Laboratories International SRL to co-develop and commercialize pimavanserin for neurological and psychiatric indications, including PDP and Alzheimer’s disease psychosis (ADP), in the United States and Canada.

•

ACADIA established a collaboration with Meiji Seika Kaisha, Ltd. to develop and commercialize a novel class of pro-cognitive drugs to treat patients with schizophrenia and related disorders in Japan and several other Asian countries.

•	ACADIA extended the term of its March 2003 discovery alliance with Allergan for one additional year through March 2010. Joint research efforts will be focused in ophthalmic indications.

•	ACADIA was awarded a grant from the Michael J. Fox Foundation for the development of novel estrogen receptor beta (ER-beta) agonists for the treatment of Parkinson’s disease.

Conference Call and Webcast Information

ACADIA management will review its first quarter results and development programs via conference call and webcast at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 866-825-3209 for participants in the U.S. or Canada and 617-213-8061 for international callers (reference passcode 62919191). A telephone replay of the conference call may be accessed through May 25, 2009 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 93775458). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until May 25, 2009.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA is currently developing a portfolio consisting of its five most advanced product candidates including pimavanserin, which is in Phase III development for Parkinson’s disease psychosis in collaboration with Biovail. In addition to pimavanserin, ACADIA has a product candidate in Phase II for chronic pain and a product candidate in Phase I for glaucoma, both in collaboration with Allergan, as well as two programs in IND-track development. All of the product candidates in ACADIA’s pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA maintains a website at www.acadia-pharm.com to which ACADIA regularly posts copies of its press releases as well as additional information and through which interested parties can subscribe to receive email alerts.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress and timing of ACADIA’s drug discovery and development programs (collectively referred to as its pipeline) either alone or with a partner, including clinical trials and the results therefrom, and the benefits to be derived from ACADIA’s product candidates, in each case including pimavanserin, potential payments under its collaboration agreements, its future financial performance and the length of its cash runway. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, and collaborations with others, and the fact that past results of clinical trials may not be indicative of further trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2008 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Collaborative revenues	$374	$806
Operating expenses
Research and development (includes stock-based compensation of $221 and $415 for the three months ended March 31, 2009 and 2008, respectively)	12,554	15,171
General and administrative (includes stock-based compensation of $354 and $421 for the three months ended March 31, 2009 and 2008, respectively)	2,988	3,270

Total operating expenses	15,542	18,441

Loss from operations	(15,168)	(17,635)
Interest income (expense), net	167	1,255

Net loss	$(15,001)	$(16,380)

Net loss per common share, basic and diluted	$(0.40)	$(0.44)

Weighted average common shares outstanding, basic and diluted	37,179	37,053

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2009	December 31, 2008(1)
Assets
Cash, cash equivalents and investment securities	$46,384	$60,083
Prepaid expenses, receivables and other current assets	1,903	2,299

Total current assets	48,287	62,382
Property and equipment, net	1,846	2,103
Other assets	238	192

Total assets	$50,371	$64,677

Liabilities and Stockholders’ Equity
Current liabilities	11,436	11,051
Long-term liabilities	549	634
Stockholders’ equity	38,386	52,992

Total liabilities and stockholders’ equity	$50,371	$64,677

(1)	The condensed consolidated balance sheet at December 31, 2008 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.